UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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FOGO DE CHAO, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 8, 2016

To Our Stockholders:

You are cordially invited to attend the 2016 Annual Meeting of Stockholders of Fogo de Chão, Inc. at the Dallas/Addison Marriott Quorum by the Galleria, 14901 Dallas Pkwy, Dallas, TX 75254 on May 9, 2016, at 9:00 a.m. local time.

The matters expected to be acted upon at the Annual Meeting are described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

Your vote is important. Please cast your vote as soon as possible over the Internet, by telephone, or by completing and returning the enclosed proxy card in the postage-prepaid envelope so that your shares are represented. Your vote will mean that you are represented at the Annual Meeting regardless of whether or not you attend in person. Returning the proxy does not deprive you of your right to attend the Annual Meeting and to vote your shares in person.

We look forward to seeing you at the Annual Meeting.

Sincerely,

Lawrence J. Johnson

Chief Executive Officer

FOGO DE CHÃO, INC.

14881 QUORUM DRIVE, SUITE 750

DALLAS, TEXAS 75254

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

April 8, 2016

To Our Stockholders:

NOTICE IS HEREBY GIVEN that the 2016 Annual Meeting of Stockholders of Fogo de Chão, Inc. will be held at the Dallas/Addison Marriott Quorum by the Galleria, 14901 Dallas Pkwy, Dallas, TX 75254, on May 9, 2016, at 9:00 a.m. local time, for the following purposes:

1. To elect the three directors named in the Proxy Statement as Class I directors of Fogo de Chão, Inc., each to serve for three years and until his successor has been elected and qualified, or until his earlier death, resignation or removal;

2. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending January 1, 2017; and

3. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement hereof. The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

The Board of Directors has fixed the close of business on March 18, 2016, as the record date for determining stockholders entitled to notice of, and to vote at, the Annual Meeting. If you owned shares of our common stock at the close of business on that date, you are cordially invited to attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting, please vote at your earliest convenience.

Most stockholders have three options for submitting their votes prior to the Annual Meeting:

1. via the Internet at www.proxypush.com/fogo;

2. by Telephone at 866-240-4402; or

3. by United States mail sent to Proxy Tabulator, Fogo de Chão, Inc., P.O. Box 8016, Cary, NC 27512-9903.

Please refer to the specific instructions set forth on the enclosed proxy card. Admission to our Annual Meeting will be limited to our stockholders, proxy holders and invited guests. If you are a stockholder of record, please bring photo identification to the Annual Meeting. If you hold shares through a bank, broker or other third party, please bring photo identification and a current brokerage statement.

By Order of the Board of Directors

Dallas, Texas

Whether or not you expect to attend the Annual Meeting, please vote via the Internet, by telephone, or complete, date, sign and promptly return the accompanying proxy in the enclosed postage-paid envelope so that your shares may be represented at the Annual Meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON MAY 9, 2016. THIS PROXY STATEMENT AND THE ANNUAL REPORT ARE AVAILABLE AT: www.proxypush.com/fogo and http://ir.fogodechao.com.

FOGO DE CHÃO, INC.

Proxy Statement

for the

Annual Meeting of Stockholders

To Be Held on

May  9, 2016

FOGO DE CHÃO, INC.

14881 QUORUM DRIVE, SUITE 750

DALLAS, TEXAS 75254

PROXY STATEMENT

THE ANNUAL MEETING

The accompanying proxy is solicited on behalf of the Board of Directors (the “Board of Directors” or the “Board”) of Fogo de Chão, Inc., a Delaware corporation (the “Company”), for use at the 2016 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the Dallas/Addison Marriott Quorum by the Galleria, 14901 Dallas Pkwy, Dallas, TX 75254, on May 9, 2016, at 9:00 a.m. local time. This Proxy Statement and the accompanying form of proxy were first mailed to stockholders on or about April 8, 2016. Our Annual Report for the year ended January 3, 2016 is enclosed with this Proxy Statement. An electronic copy of this proxy statement and annual report are available at www.proxypush.com/fogo and http://ir.fogodechao.com. Unless the context otherwise indicates, references to “Fogo de Chão, Inc.,” “our company,” “the Company,” “us,” “we” and “our” refer to Fogo de Chão, Inc. and its consolidated subsidiaries.

ABOUT OUR ANNUAL MEETING OF STOCKHOLDERS

Why did I receive this proxy statement?

The Board of Directors of the Company is soliciting stockholder proxies for use at our Annual Meeting to be held at the Dallas/Addison Marriott Quorum by the Galleria, 14901 Dallas Pkwy, Dallas, TX 75254, on May 9, 2016, at 9:00 a.m. local time.

Who is soliciting my vote?

The Board of Directors of the Company is soliciting your vote in connection with the Annual Meeting.

What is the purpose of the Annual Meeting?

The meeting will be the Company’s regular, Annual Meeting of Stockholders. You will be voting on the following matters at the Annual Meeting:

1.	Election of the three Class I directors named in this Proxy Statement to hold office until the 2019 annual meeting;

2.	Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the Company’s fiscal year ending January 1, 2017; and

3.	Transaction of such other business as may properly come before the Annual Meeting or any adjournment or postponement hereof.

How does the Board of Directors recommend I vote?

The Board of Directors recommends a vote:

1.	For the election of Todd M. Abbrecht, Lawrence J. Johnson and Neil Moses as Class I directors;

2.	For the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the Company’s fiscal year ending January 1, 2017; and

3.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

Who is entitled to vote at the Annual Meeting?

The Board of Directors set March 18, 2016 as the record date (the “Record Date”) for the Annual Meeting. All stockholders who owned common stock of the Company at the close of business on the Record Date may attend and vote at the Annual Meeting. As of the close of business on the Record Date, there were 28,079,383 shares of the Company’s common stock issued and outstanding.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Most stockholders of the Company hold their shares through a broker, bank or other nominee, rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholders of Record: If your shares are registered directly in your name with our transfer agent, you are considered a stockholder of record with respect to those shares. As a stockholder of record, you have the right to vote in person at the Annual Meeting.

Beneficial Owner: If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered a beneficial owner of shares held in “street name.” As a beneficial owner, you have the right to direct your broker on how to vote your shares, and you are also invited to attend the Annual Meeting. Since you are not a stockholder of record, however, you may not vote your shares in person at the Annual Meeting unless you obtain a signed proxy from the holder of record giving you the right to vote the shares.

Who is entitled to attend the Annual Meeting?

Only persons with evidence of stock ownership as of the Record Date or who are invited guests of the Company may attend and be admitted to the Annual Meeting. Stockholders with evidence of stock ownership as of the Record Date may be accompanied by one guest. Photo identification will be required (e.g., a valid driver’s license, state identification or passport). If a stockholder’s shares are registered in the name of a broker, trust, bank or other nominee, the stockholder must bring a proxy or a letter from that broker, trust, bank or other nominee or their most recent brokerage account statement that confirms that the stockholder was a beneficial owner of shares of stock of the Company as of the Record Date.

Cameras (including cell phones with photographic capabilities), recording devices and other electronic devices will not be permitted at the Annual Meeting.

How many votes can be cast by stockholders?

Each share of common stock is entitled to one vote. There is no cumulative voting. There were 28,079,383 shares of common stock outstanding and entitled to vote on the Record Date.

How many votes must be present to hold the Annual Meeting?

A majority of the outstanding shares of common stock as of the Record Date must be present at the Annual Meeting in order to hold the Annual Meeting and conduct business. This is called a “quorum.” Your shares are counted as present at the Annual Meeting if you are present at the Annual Meeting and vote in person or a proxy card or voting instruction card has been properly submitted by you or on your behalf or, if applicable, you have voted your shares on the Internet. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum. A “broker non-vote” is a share of common stock that is beneficially owned by a person or entity and held by a broker or other nominee, but for which the broker or other nominee (1) lacks the discretionary authority to vote on certain matters, and (2) has not received voting instructions from the beneficial owner in respect of those specific matters.

How many votes are required to elect directors and approve the other proposal?

Directors are elected by a plurality of the votes cast. This means that the three individuals nominated for election to the Board of Directors who receive the most “FOR” votes (among votes properly cast in person or by proxy) will be elected. Abstentions and broker non-votes will not affect the outcome of the election of directors.

The ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm requires the affirmative vote of a majority of the shares of common stock present, in person or by proxy, at the Annual Meeting and entitled to vote. Abstentions have the same effect as a vote against the proposal. Broker non-votes will have no effect.

How do I vote my shares?

If you are a stockholder of record, you can vote your shares:

1. via the Internet at www.proxypush.com/fogo;

2. by Telephone at 866-240-4402; or

3. by completing and returning the proxy card accompanying this Proxy Statement by United States mail sent to Proxy Tabulator, Fogo de Chão, Inc., P.O. Box 8016, Cary, NC 27512-9903.

Please see your proxy card or voting instruction card for more information on how to vote by proxy.

If you are a stockholder of record, you have the right to vote in person at the Annual Meeting. If you are a beneficial owner, your broker, bank or nominee will provide you with materials and instructions for voting your shares. As a beneficial owner, you have the right to direct your broker on how to vote your shares. However, you may not vote your shares in person at the Annual Meeting unless you obtain a signed proxy from the holder of record giving you the right to vote the shares.

What if I don’t vote for some of the items listed on my proxy card or voting instruction card?

If you return your signed proxy card or voting instruction card in the enclosed envelope or vote on the Internet but do not mark selections, your shares will be voted in accordance with the recommendations of the Board of Directors. In connection therewith, the Board of Directors has designated Lawrence J. Johnson and Anthony Laday as proxies. If you indicate a choice with respect to any matter to be acted upon on your proxy card or voting instruction card or by Internet vote, your shares will be voted in accordance with your instructions. It is therefore important that you provide instructions to your broker if your shares are held by a broker or other nominee so that your shares will be voted at the Annual Meeting.

If you are a beneficial owner and hold your shares in street name through a broker or other nominee and do not return the voting instruction card or, if applicable, vote your shares on the Internet, the broker or other nominee will vote your shares on each matter at the Annual Meeting for which he or she has the requisite discretionary authority. Under applicable rules, brokers have the discretion to vote on routine matters, such as the ratification of the selection of independent registered public accounting firms.

Who pays for the proxy solicitation and how will the Company solicit votes?

The Company bears the expense of printing and mailing proxy materials. In addition to this solicitation of proxies by mail, the Company’s directors, officers and other employees may solicit proxies by personal interview, telephone, facsimile or email. These individuals will not be paid any additional compensation for any such solicitation. The Company will request brokers and other nominees who hold shares of common stock in their names to furnish proxy materials to the beneficial owners of such shares. The Company will reimburse such brokers and other nominees for their reasonable expenses incurred in forwarding solicitation materials to such beneficial owners.

Can I change or revoke my vote after I return my proxy card or voting instruction card?

Yes. Even if you sign and return the proxy card or voting instruction card in the form accompanying this Proxy Statement or, if applicable, vote your shares on the Internet, you retain the power to revoke your proxy or change your vote. You can revoke your proxy or change your vote at any time before it is exercised at the Annual Meeting by giving written notice to the Secretary of the Company, specifying such revocation. You may also change your vote by timely delivering a valid, later-dated proxy or voting instruction card or, if applicable, by voting again on the Internet, or by voting in person at the Annual Meeting. However, please note that if you would like to vote at the Annual Meeting and you are not the stockholder of record, you must request, complete and deliver a proxy from your broker or other nominee.

We are an emerging growth company.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). For as long as we are an emerging growth company, we will not be required to provide an auditor’s attestation report on management’s assessment of the effectiveness of our system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes- Oxley Act of 2002, or obtain stockholder approval of any golden parachute payments not previously approved. In addition, because we are an emerging growth company, we are not required to include a Compensation Discussion and Analysis section in this Proxy Statement and have elected to comply with the scaled-down executive compensation disclosure requirements applicable to emerging growth companies.

We could be an emerging growth company for up to five years from June 19, 2015, the date of our initial public offering (“IPO”), or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which would occur at the end of the fiscal year during which the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iii) the date on which we have issued more than $1 billion in non- convertible debt during the preceding three year period.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

The Company’s Board of Directors is presently composed of seven members, who are divided into three classes, designated as Class I, Class II and Class III. One class of directors is elected by the stockholders at each annual meeting to serve a three-year term. Class I directors are Todd M. Abbrecht, Lawrence J. Johnson and Neil Moses; Class II directors are Gerald W. Deitchle and Douglas A. Haber; and, Class III directors are Douglas R. Pendergast and Jeff T. Swenson.

Class I directors standing for re-election at the Annual Meeting are Todd M. Abbrecht, Lawrence J. Johnson and Neil Moses. Class II and Class III directors will stand for election at the 2017 and 2018 annual meetings of stockholders, respectively.

Each of the nominees for election to Class I is currently a director of the Company. If elected at the Annual Meeting, each nominee would serve for three years and until his successor is duly elected and qualified, or until his earlier death, resignation or removal. If any nominee is unable or unwilling to be a candidate for election by the time of the Annual Meeting (a contingency which the Board does not expect to occur), the stockholders may vote for a substitute nominee chosen by the present Board to fill the vacancy. In the alternative, the stockholders may vote for just the remaining nominee, leaving a vacancy that may be filled at a later date by the Board. Alternatively, the Board may reduce the size of the Board.

The names of the nominees for election as Class I directors at the Annual Meeting and of the incumbent Class II and Class III directors, and certain information about them, including their ages as of April 8, 2016, are included below.

Nominees	Class	Age	Position	Year Appointed	Term Expiration	Expiration of Term for which Nominated
Todd M. Abbrecht (1)	I	47	Director	2012	2016	2019
Lawrence J. Johnson (2)	I	63	Director	2012	2016	2019
Neil Moses (3)	I	57	Director	2013	2016	2019

Continuing Directors
Gerald W. Deitchle (4)	II	64	Director	2016	2017	—
Douglas A. Haber (5)	II	33	Director	2012	2017	—
Douglas R. Pendergast (6)	III	48	Director	2015	2018	—
Jeff T. Swenson (7)	III	40	Director	2012	2018	—

(1)	Chairperson of the Nominating and Corporate Governance Committee and Chairperson of the Compensation Committee.
(2)	Member of the Nominating and Corporate Governance Committee
(3)	Chairperson of the Audit Committee.
(4)	Chairperson of the Development Committee and member of the Audit Committee.
(5)	Member of the Audit Committee and the Development Committee.
(6)	Member of the Compensation Committee.
(7)	Member of the Compensation Committee, Nominating and Corporate Governance Committee and the Development Committee.

Nominees for Election as Class I Directors

Todd M. Abbrecht has been a member of our board of directors since May 2012. Mr. Abbrecht is a Managing Director of Thomas H. Lee Partners, which he joined in 1992. Mr. Abbrecht is currently a director of Aramark Corporation, Curo Health Services, Intermedix Corporation, inVentiv Health, Inc. and Party City. His prior directorships include Affordable Residential Communities, Inc., Dunkin’ Brands Group, Inc., Michael Foods, Inc., National Waterworks, Inc., and Warner Chilcott plc. Mr. Abbrecht holds a B.S.E. in Finance from the Wharton School of the University of Pennsylvania and an M.B.A. from Harvard Business School. Mr. Abbrecht was nominated to serve on our board of directors by Thomas H. Lee Partners in accordance with the Stockholders Agreement. Because of his strong background in banking and finance, his many years of experience overseeing our company and other corporations and his knowledge of management and strategy, Mr. Abbrecht is well-qualified to serve on our board.

Lawrence J. Johnson has served as our Chief Executive Officer since April 2007 and has been a member of our board of directors since 2012. Prior to that, Mr. Johnson was a partner at Baker & McKenzie LLP, where he was employed since 1978. Mr. Johnson has a B.A. from Arizona State University and a J.D. from Southern Methodist University. Mr. Johnson also serves as a member of our board of directors. Based on his extensive industry and management experience, his tenure with our company and familiarity with us and his deep understanding of restaurant operations, Mr. Johnson is well-qualified to lead us and to serve on our board.

Neil Moses has been a member of our board of directors since November 2013. Mr. Moses has served as EnerNOC, Inc.’s Chief Operating Officer since April 2014, its Chief Financial Officer since April 2013 and its Treasurer since August 2013. From June 2012 until March 2013, Mr. Moses served as the Chief Global Strategy Officer of Dunkin’ Brands Group, Inc., a franchisor of quick service restaurants. From November 2010 until June 2012, Mr. Moses served as the Chief Financial Officer of Dunkin’ Brands Group, Inc. From 2003 until November 2010, Mr. Moses served as the Chief Financial Officer and Executive Vice President of Parametric Technology Corporation, a software company. Mr. Moses holds a B.A. in Psychology from Bowdoin College and an M.B.A. from the Tuck School of Business at Dartmouth. Because of his strong background in the restaurant industry, his years of experience in finance and his knowledge of management and strategy, Mr. Moses is well-qualified to serve on our board.

Continuing Directors

Gerald W. Deitchle has been a member of our board of directors since January 2015. Mr. Deitchle has served on the board of directors of BJ’s Restaurants, Inc. since November 2004 and as its Chairman of the Board since June 2008. He served as President of BJ’s Restaurants, Inc. from February 2005 until December 2012 and as its Chief Executive Officer from February 2005 until his retirement in February 2013. From April 2004 to January 2005, Mr. Deitchle served as President, Chief Operating Officer and a director of Fired Up, Inc., a privately held company that owns, operates and franchises the Johnny Carino’s Italian restaurant concept. From 1995 to 2004, he was a member of the executive management team at The Cheesecake Factory Incorporated, a publicly held operator of upscale casual dining restaurants, with his last position as corporate President. Mr. Deitchle currently serves as a consultant to BJ’s Restaurants, Inc. and as a part-time advisor to privately held businesses. Mr. Deitchle holds a B.B.A. from Texas A&M University and an M.B.A. from the University of Texas at San Antonio and also holds an active C.P.A. license in Texas. Because of his strong background in the restaurant industry, his years of experience overseeing similar corporations and his knowledge of management and strategy, Mr. Deitchle is well-qualified to serve on our board.

Douglas A. Haber has been a member of our board of directors since July 2012. Mr. Haber is a Principal at Thomas H. Lee Partners, which he joined in 2006. Prior to joining Thomas H. Lee Partners, Mr. Haber worked at Goldman, Sachs & Co. in its Investment Banking Division’s Industrials and Natural Resources Group. Mr. Haber is currently a director of Bargain Hunt and CTI Foods. Mr. Haber previously served as a director of 1-800 CONTACTS, Inc. Mr. Haber holds a B.A., summa cum laude, in Economics and History from Middlebury College and an M.B.A. from Harvard Business School. Mr. Haber was nominated to serve on our board of directors by Thomas H. Lee Partners in accordance with the Stockholders Agreement. Because of his strong background in banking and finance, his years of experience overseeing our company and other corporations and his knowledge of management and strategy, Mr. Haber is well-qualified to serve on our board.

Douglas R. Pendergast has been a member of our board of directors since December 2014. Since January 2015, Mr. Pendergast has served as President and Chief Executive Officer of Quiznos. Mr. Pendergast served as the President and Chief Executive Officer of The Krystal Company, Inc. from April 2012 to September 2014. He previously served as the Chief Development and Franchise Officer of CraftWorks Restaurants & Breweries, Inc. from November 2010 to March 2012 and as Chief Franchise Officer of Church’s Chicken from February 2005 to March 2010. He is currently a board member at Quiznos and was previously a board member at Love’s Travel Stops. Mr. Pendergast holds a B.S. in Chemical Engineering from Georgia Institute of Technology and an M.B.A. from Harvard Business School. Because of his strong background in the restaurant industry, his years of experience overseeing similar corporations and his knowledge of management and strategy, Mr. Pendergast is well-qualified to serve on our board.

Jeff T. Swenson has been a member of our board of directors since July 2012. Mr. Swenson is a Managing Director at Thomas H. Lee Partners, which he joined in 2004. Prior to joining Thomas H. Lee Partners, Mr. Swenson worked in the private equity group at Bain Capital, LLC. Mr. Swenson also worked as a management consultant at Bain & Company. Mr. Swenson is currently a director of 1-800 CONTACTS, Inc., CTI Foods and Phillips Pet Food & Supplies. He was previously a director of Acosta Sales and Marketing, GrubHub Seamless Holdings Corporation, Intermedix Corporation, West Corporation and a board observer at Dunkin’ Brands, Inc. Mr. Swenson holds a B.A., with honors, in Economics from Northwestern University and an M.B.A. from Harvard Business School. Mr. Swenson was nominated to serve on our board of directors by Thomas H. Lee Partners in accordance with the Stockholders Agreement. Because of his strong background in banking and finance, his many years of experience overseeing our company and other corporations and his knowledge of management and strategy, Mr. Swenson is well-qualified to serve on our board.

The Board of Directors recommends a vote FOR the election of each of the nominated directors.

BOARD MATTERS

Corporate Governance and Board Structure

In accordance with our amended and restated certificate of incorporation and the amended and restated bylaws, our Board of Directors consists of seven members and is divided into three classes with staggered three-year terms. At each annual general meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. The authorized number of directors may be changed by resolution of the Board of Directors. Vacancies on the Board of Directors can be filled by resolution of the Board of Directors. We believe the following directors are independent as required by the rules of the NASDAQ: Neil Moses, Douglas R. Pendergast and Gerald W. Deitchle.

Todd M. Abbrecht, Lawrence J. Johnson and Neil Moses are the Class I directors and their terms will expire in 2016. Gerald W. Deitchle and Douglas A. Haber are the Class II directors and their terms will expire in 2017. Douglas R. Pendergast and Jeff T. Swenson are the Class III directors and their terms will expire in 2018. The division of our Board of Directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control.

Board Committees

Our Board of Directors has four standing committees: an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a Development Committee. Each of these Committees reports to the Board of Directors as they deem appropriate, and as the Board of Directors may request. The expected composition, duties and responsibilities of these Committees are set forth below. In the future, our Board of Directors may establish other committees, as it deems appropriate, to assist it with its responsibilities.

Audit Committee

The Audit Committee oversees our corporate accounting and financial reporting process. The responsibilities of the Committee include:

•	evaluate the independence and qualifications of and determine the selection of, the compensation of, and if necessary, the replacement/rotation of, our independent registered public accounting firm;

•	discuss with our independent registered public accounting firm its responsibilities under generally accepted auditing standards and review and approve the planned scope and timing of the annual audit plans;

•	oversee the work of our independent registered public accounting firm and review and discuss our annual audited financial statements, quarterly financial statements and any significant findings from the audit;

•	review with management our financial reports and analyses;

•	review management’s report on its assessment of the design and effectiveness of our internal controls;

•	evaluate the performance, responsibilities, budget and staffing of our internal audit function;

•	review our major financial risk exposures with management;

•	pre-approve all audit and permitted non-audit services and related fees;

•	recommend to the board of directors policies for our hiring of partners, employees, former partners or former employees of the independent registered public accounting firm who participated in our audit;

•	establish and review policies for approving related party transactions between us and our directors, officers or employees; and

•	adopt procedures for receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters.

Our Audit Committee is composed of Neil Moses, Gerald W. Deitchle and Douglas A. Haber. The SEC rules and the NASDAQ rules require us to have all independent Audit Committee members within one year of the date of the completion of our IPO. Our Board of Directors has affirmatively determined that each of Neil Moses and Gerald W. Deitchle meet the definition of “independent directors” for purposes of serving on an Audit Committee under applicable SEC and NASDAQ rules. In addition, our Board of Directors has affirmatively determined that each of Neil Moses and Gerald W. Deitchle qualifies as a “audit committee financial expert,” as such term is defined in Item 407 of Regulation S-K. Our Audit Committee has a charter that is on our corporate website at http://ir.fogodechao.com.

Compensation Committee

Our Compensation Committee administers the compensation program and employee benefit plans and practices for our named executive officers and members of the Board of Directors. The Compensation Committee reviews and either approves, on behalf of our Board, or recommends to the Board for approval, (i) annual salaries, bonuses, and other compensation for our executive officers, and (ii) individual equity awards for our employees and executive officers. Our Compensation Committee also oversees our compensation policies and practices. Each current member of our Compensation Committee meets the requirements of a “non-employee director” pursuant to Rule 16b-3 under the Exchange Act and an “outside director” pursuant to Section 162(m) of the Code.

Our Compensation Committee also performs the following functions related to executive compensation:

•	reviews and approves the goals and objectives relating to the compensation of our executive officers, including any long-term incentive components of our compensation programs;

•	evaluates the performance of our executive officers in light of the goals and objectives of our compensation programs and determines each executive officer’s compensation based on such evaluation;

•	evaluates each of our executive officers’ performance;

•	reviews and approves, subject, if applicable, to stockholder approval, our compensation programs;

•	reviews and recommends new executive compensation programs;

•	reviews the operation and efficacy of our executive compensation programs in light of their goals and objectives;

•	reviews and assesses risks arising from our compensation programs;

•	periodically reviews our executive compensation programs to ensure that they comport with the Compensation Committee’s stated compensation philosophy;

•	reviews our management succession planning, including policies regarding the selection of executives and succession in the event of incapacitation, retirement or removal;

•	annually produces reports for filings with government agencies in compliance with applicable law or regulation;

•	reviews and recommends to the Board of Directors the appropriate structure and amount of compensation for our directors;

•	reviews and approves, subject, if applicable, to stockholder approval, material changes in our employee benefit plans;

•	establishes and periodically reviews policies for the administration of our equity compensation plans; and

•	reviews the adequacy of the Compensation Committee and its charter and recommends any proposed changes to the Board of Directors not less than annually.

The Company did not retain a compensation consultant in our fiscal year ended January 3, 2016 (“Fiscal 2015”). The Compensation Committee may delegate its authority to subcommittees or the Chair of the Compensation Committee when it deems it appropriate and in the best interests of the Company. The Chief Executive Officer provides input regarding the compensation paid to other executive officers. The Compensation Committee determines the compensation of the Chief Executive Officer.

Our Compensation Committee is composed of Todd M. Abbrecht, Jeff T. Swenson and Douglas R. Pendergast. Our Compensation Committee has a charter that is available on our corporate website at http://ir.fogodechao.com.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee assists our Board of Directors in identifying individuals qualified to become executive officers and members of our Board consistent with criteria established by our Board and in developing our corporate governance principles. Our Nominating and Corporate Governance Committee performs the following functions:

•	identifying and recommending candidates for membership on our Board of Directors;

•	reviewing and recommending our corporate governance guidelines and policies;

•	reviewing proposed waivers of the code of conduct for directors and executive officers;

•	overseeing the process of evaluating the performance of our Board of Directors; and

•	assisting our Board of Directors on corporate governance matters.

Our Nominating and Corporate Governance Committee does not have a policy with regard to the consideration of any director candidates recommended by our stockholders. The Board of Directors does not view the establishment of a formal policy in this regard as necessary, given the extent of the ownership of our common stock by funds affiliated with Thomas H. Lee Partners, L.P.

Our Nominating and Corporate Governance Committee is composed of Todd M. Abbrecht, Jeff T. Swenson and Lawrence J. Johnson. Our Nominating and Corporate Governance Committee has a charter that is available on our corporate website at http://ir.fogodechao.com.

Development Committee

Our Development Committee assists our Board of Directors in overseeing our creation and execution of our annual and longer-term restaurant expansion plans, both domestically and internationally. Our Development Committee performs the following functions:

•	provides oversight, guidance and input to our senior leadership team with respect to the development and evaluation of both of our annual and longer-term new restaurant expansion plans and recommends their approval by the Board of Directors;

•	reviews relevant financial, statistical and demographic data (such as capital commitments, lease terms, financial projections and risk characterizations) underlying new restaurant locations proposed by our senior leadership team and recommends approval by our Board of Directors within the context of our approved annual and longer-term expansion and financial plans;

•	reviews the proposed terms of new restaurant joint venture or licensing arrangements, both domestically and internationally, and recommends approval to our Board of Directors;

•	reviews the ongoing actual financial results of each new restaurant and provides the Board of Directors with financial updates on all open company-operated locations; and

•	reviews any proposed material alterations to existing restaurants including space expansions and contractions that may involve significant capital expenditures or lease amendments.

Our Development Committee consisted of Gerald W. Deitchle, Jeff T. Swenson and Douglas A. Haber. Our Development Committee has a charter that is available on our corporate website at http://ir.fogodechao.com.

Risk Oversight

Our Board of Directors is currently responsible for overseeing our risk management process. The Board focuses on our general risk management strategy and the most significant risks facing us and ensures that appropriate risk mitigation strategies are implemented by management. The Board of Directors is also apprised of particular risk management matters in connection with its general oversight and approval of corporate matters and significant transactions.

Our Board of Directors does not have a standing risk management committee, but rather we administer this oversight function directly through our Board of Directors as a whole. In particular, our Board of Directors is responsible for monitoring and assessing strategic risk exposure, our Audit Committee is responsible for overseeing our major financial risk exposures and the steps our management has taken to monitor and control these exposures and our Compensation Committee is assessing and monitoring whether any of our compensation policies and programs has the potential to encourage unnecessary risk-taking. In addition, our Audit Committee approves or disapproves any related-party transactions.

Our management is responsible for day-to-day risk management. This oversight includes identifying, evaluating, and addressing potential risks that may exist at the enterprise, strategic, financial, operational, compliance and reporting levels.

Risk and Compensation Policies

We have analyzed our compensation programs and policies and have determined those programs and policies are not reasonably likely to have a material adverse effect on us. The Company’s compensation programs and policies mitigate risk by combining performance-based, long-term compensation elements with payouts that are highly correlated to the value delivered to stockholders. The combination of performance measures for annual bonuses and the equity compensation programs for executive officers, as well as the multi-year vesting schedules for equity awards encourage employees to maintain both a short-term and a long-term view with respect to Company performance.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves, or in the past year has served, as a member of the Board of Directors or Compensation Committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

Code of Ethics

We have a written Code of Ethics (“Code of Ethics”) that applies to all of our directors, officers and other employees, including our principal executive officer, principal financial officer and controller. Included in our written Code of Ethics is a section for Executive Officers and Principal Accounting Personnel which applies to our principal executive officer, principal financial officer, controller and other designated members of our management.

Copies of our Code of Ethics are available on our corporate website at http://ir.fogodechao.com. We will provide any person, without charge, upon request, a copy of our Code of Ethics. Such requests should be made in writing to the attention of our General Counsel at the following address: Fogo de Chão, Inc., 14881 Quorum Drive, Suite 750, Dallas, Texas 75254.

Director Compensation

Each member of our Board of Directors who is not an employee and who is not affiliated with Thomas H. Lee Partners, L.P. or their affiliated funds that hold our shares of common stock is compensated for their services pursuant to the following policy:

•	Each director is paid an annual cash retainer (pro-rated for partial-year service) of $35,000.

•	The chair of our Audit, Compensation, Nominating and Corporate Governance and Development Committees will be paid an additional $15,000 annual retainer.

•	Directors will be reimbursed for reasonable expenses incurred in connection with attending meetings of the board of directors or its committees.

•	Equity compensation for non-employee directors will consist of an annual grant of restricted stock with an aggregate value of approximately $25,000 (with the number of shares actually granted to be based on the closing price of our common stock on NASDAQ on the grant date, rounded down to the nearest whole share). Such restricted stock will be granted at the time of our annual meeting of stockholders and will vest ratably over two years, subject, in each case, to the director’s continued service as a member of our board of directors through such date.

The following table sets forth the amount of compensation we paid to, or was earned by, each of our non-employee directors during Fiscal 2015, Neil Moses, Douglas R. Pendergast and Gerald W. Deitchle. Our employee director, Mr. Johnson, does not receive any compensation for his service as a director nor did Mr. Abbrecht, Mr. Swenson or Mr. Haber, each of whom is affiliated with Thomas H. Lee Partners, L.P. or their affiliated funds.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(1)	All Other Compensation ($)	Total ($)
Neil Moses	$57,361	$24,989	—	$577	$82,927
Douglas R. Pendergast	$37,625	$24,989	—	$705	$63,319
Gerald W. Deitchle(2)	$47,083	$24,983	$7,613	—	$79,679

(1)	This column reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. These amounts reflect our accounting expense for these awards, and do not correspond to the actual value that will be realized by the director. The assumptions used in the calculation of the amounts are described in the notes to our consolidated financial statements included in our annual report filed on Form 10-K for our fiscal year ended January 3, 2016.
(2)	Mr. Deitchle has served as a director since January 2015.

Board Meetings

During Fiscal 2015, the Board of Directors held 17 meetings, the Audit Committee held six meetings, the Compensation Committee held three meetings, the Development Committee held three meetings and the Nominating and Corporate Governance Committee held two meetings. Each director attended at least 75% of the aggregate number of meetings of the Board of Directors and committees on which he served in Fiscal 2015. The independent directors met once in an executive session.

PROPOSAL NO. 2—RATIFICATION OF APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected PricewaterhouseCoopers LLP to be the Company’s independent registered public accounting firm for the Company’s fiscal year ending January 1, 2017, and recommends that the stockholders vote for ratification of such appointment. PricewaterhouseCoopers LLP has been engaged as our independent registered public accounting firm since 2006. The members of the Audit Committee and the Board believe the continued retention of PricewaterhouseCoopers LLP to serve as the independent registered public accounting firm is in the best interest of the Company and its stockholders.

We are asking our stockholders to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm. Although ratification is not required by our Bylaws or otherwise, our Audit Committee and our Board of Directors are submitting the selection of PricewaterhouseCoopers LLP to our stockholders for ratification as a matter of good corporate practice.

We expect representatives of PricewaterhouseCoopers LLP to be present at the Annual Meeting. They will have the opportunity to make a statement at the Annual Meeting if they desire to do so, and will be available to respond to appropriate questions.

Audit and Related Fees

The following table sets forth the aggregate fees billed for professional services rendered by PricewaterhouseCoopers LLP for the audit of our financial statements for our 2015 and 2014 fiscal years and the aggregate fees for other services rendered by PricewaterhouseCoopers LLP billed in those periods:

	Fiscal 2015	Fiscal 2014
Audit Fees(a)	$2,159,375	$1,914,871
Audit Related Fees(b)	—	156,500
Tax Fees(c)	380,787	326,471
All Other Fees(d)	2,893	2,893

	$2,543,055	$2,400,735

(a)	Fees and expenses for fiscal year audits and interim reviews, notwithstanding when the fees and expenses were billed or when the services were rendered. Fees and expenses paid directly by the Company’s Brazilian subsidiary, which are paid in the functional currency of that subsidiary (Brazilian Real), have been translated using the average exchange rate for the respective fiscal years. Includes fees and expenses billed during Fiscal 2015 and Fiscal 2014 for work performed in connection with the Company’s IPO.
(b)	Fiscal 2014 includes fees billed for professional services rendered to assist the Company in assessing its IPO readiness.
(c)	Tax fees billed during Fiscal 2015 and Fiscal 2014 for professional services rendered for tax compliance, tax return review and preparation and related tax advice.
(d)	Fees for subscription to PricewaterhouseCoopers LLP online services used for accounting research.

The Board of Directors has adopted a written policy for the pre-approval of all audit and permissible non-audit services which PricewaterhouseCoopers LLP provides. The policy balances the need for PricewaterhouseCoopers LLP to be independent while recognizing that in certain situations PricewaterhouseCoopers LLP may possess both the technical expertise and knowledge of the Company to best advise the Company on issues and matters in addition to accounting and auditing. In general, the Company’s independent registered public accounting firm cannot be engaged to provide any audit or non-audit services unless the engagement is pre-approved by the Audit Committee. All of the fees identified in the table above were approved in accordance with SEC requirements and, following our IPO, pursuant to the policies and procedures described above. Commencing upon our IPO, all of the services of PricewaterhouseCoopers LLP for 2015 described above were pre-approved by the Audit Committee.

The Board of Directors recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2016.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to us with respect to beneficial ownership of our common stock as of March 18, 2016 by:

•	each person, or group of affiliated persons, known by us to own beneficially more than 5% of our outstanding shares of common stock;

•	each of our directors;

•	each of our named executive officers; and

•	all of our current named executive officers and directors as a group.

Beneficial ownership is determined in accordance with the applicable rules promulgated under the Exchange Act. Shares of our common stock subject to options or warrants currently exercisable or exercisable within 60 days of March 18, 2016 are deemed outstanding for calculating the percentage of outstanding shares of the person holding these options or warrants, but are not deemed outstanding for calculating the percentage of any other person. Percentage of beneficial ownership is based upon 28,235,935 shares of our common stock outstanding (including shares of our unvested restricted stock) as of March 18, 2016. To our knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person’s name. Except as otherwise indicated, the address of each of the persons in this table is as follows: c/o Fogo de Chão, Inc., 14881 Quorum Drive, Suite 750, Dallas, Texas 75254.

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Number	Percentage
Named Executive Officers and Directors:
Lawrence J. Johnson (1)	401,636	1.4%
George B. McGowan (2)	117,882	*
Selma Oliveira (3)	268,527	1.0%
Todd M. Abbrecht (4)	22,324,323	79.1%
Gerald W. Deitchle (5)	13,924	*
Douglas A. Haber (4)	22,324,323	79.1%
Neil Moses (6)	24,810	*
Douglas R. Pendergast (7)	15,617	*
Jeff T. Swenson (4)	22,324,323	79.1%
All Directors and Executive Officers as a Group (9 persons)	23,166,719	82.0%
5% Stockholders:
Funds affiliated with Thomas H. Lee Partners, L.P. (4)	22,324,323	79.1%

*	Represents beneficial ownership of less than one percent.
(1)	Includes options to purchase an aggregate of 323,071 shares of common stock that are currently exercisable or exercisable within 60 days of March 18, 2016.
(2)	Includes options to purchase an aggregate of 106,926 shares of common stock that are currently exercisable or exercisable within 60 days of March 18, 2016.
(3)	Includes 18,591 shares of unvested restricted stock as to which such holder has directed distributions to us, which are made subject to forfeiture, and granted us an irrevocable proxy, until such shares of restricted stock vest in accordance with their terms. Includes options to purchase an aggregate of 160,389 shares of common stock that are currently exercisable or exercisable within 60 days of March 18, 2016.
(4)	Consists of: (i) 12,055,476 shares held by Thomas H. Lee Equity Fund VI, L.P.; (ii) 8,163,328 shares held by Thomas H. Lee Parallel Fund VI, L.P.; (iii) 1,425,975 shares held by Thomas H. Lee Parallel

(DT) Fund VI, L.P. (the foregoing, collectively, the “THL VI Funds”); (iv) 415,870 shares held by THL Coinvestment Partners, L.P.; (v) 72,990 shares held by THL Operating Partners, L.P.; (vi) 62,730 shares held by Great-West Investors, LP; (vii) 62,501 shares held by Putnam Investments Employees’ Securities Company III, LLC; (viii) 58,911 shares held by THL Equity Fund VI Investors (Fogo), LLC and (ix) 6,542 shares held by THL Equity Fund VI Investors (Fogo) II, LLC (the foregoing, excluding the THL VI Funds collectively, the “THL Co-Investors”). The THL Co-Investors are co-investors of the THL VI Funds, are contractually obligated to coinvest and dispose of their shares alongside the THL VI Funds on a pro rata basis and look to the THL VI Funds with respect to voting and investment determinations with respect to their shares. THL Holdco, LLC is the managing member of Thomas H. Lee Advisors, LLC, which is the general partner of Thomas H. Lee Partners, L.P., which is the sole member of THL Equity Advisors VI, LLC, which is the general partner of the THL VI Funds. Voting and investment determinations with respect to the shares held or controlled by the THL VI Funds are made by the private equity management committee of THL Holdco, LLC (the “THL Committee”). Todd M. Abbrecht, Anthony J. DiNovi, Thomas M. Hagerty, Seth W. Lawry, Soren L. Oberg, Scott M. Sperling and Kent R. Weldon are the members of the THL Committee, and as such are the individuals who may be deemed to share beneficial ownership of the shares held or controlled by the THL VI Funds. Each member of the THL Committee disclaims beneficial ownership of such securities. The address of each of the THL VI Funds, the THL Co-Investors (other than those listed in the following two sentences) and each member of the THL Committee is c/o Thomas H. Lee Partners, L.P., 100 Federal Street, Boston, Massachusetts 02110. The address of Great-West Investors, LP is 8515 East Orchard Road, Greenwood Village, Colorado 80111. The address of Putnam Investments Employees’ Securities Company III LLC is c/o Putnam Investment, Inc., 1 Post Office Square, Boston, Massachusetts 02109. Thomas H. Lee Partners, L.P. and their affiliates did not purchase shares of the Company’s common stock outside the ordinary course of business as an investor or with, at the time of its acquisition of shares of the Company’s common stock, any agreements, understandings, or arrangements with any other persons, directly or indirectly, to dispose of the shares. Each member of the THL Committee and Messrs. Haber and Swenson each disclaims beneficial ownership of the shares referred to in this footnote (4).
(5)	Includes 1,158 shares of unvested restricted stock as to which such holder has directed distributions to us, which are made subject to forfeiture, and granted us an irrevocable proxy, until such shares of restricted stock vest in accordance with their terms. Includes options to purchase an aggregate of 2,316 shares of common stock that are currently exercisable or exercisable within 60 days of March 18, 2016.
(6)	Includes 2,851 shares of unvested restricted stock as to which such holder has directed distributions to us, which are made subject to forfeiture, and granted us an irrevocable proxy, until such shares of restricted stock vest in accordance with their terms. Includes options to purchase an aggregate of 3,105 shares of common stock that are currently exercisable or exercisable within 60 days of March 18, 2016.
(7)	Includes 2,851 shares of unvested restricted stock as to which such holder has directed distributions to us, which are made subject to forfeiture, and granted us an irrevocable proxy, until such shares of restricted stock vest in accordance with their terms. Includes options to purchase an aggregate of 2,316 shares of common stock that are currently exercisable or exercisable within 60 days of March 18, 2016.

EXECUTIVE OFFICERS

The following set forth information regarding the executive officers of the Company as of April 8, 2016:

Name	Age	Position
Lawrence J. Johnson	63	Chief Executive Officer and Director
George B. McGowan	51	President
Anthony D. Laday	49	Chief Financial Officer
Selma Oliveira	58	Chief Operating Officer
Michael Prentiss	40	Chief Accounting Officer
Albert G. McGrath	58	General Counsel

Lawrence J. Johnson has served as our Chief Executive Officer since April 2007 and has been a member of our board of directors since 2012. Prior to that, Mr. Johnson was a partner at Baker & McKenzie LLP, where he was employed since 1978. Mr. Johnson has a B.A. from Arizona State University and a J.D. from Southern Methodist University. Mr. Johnson also serves as a member of our board of directors. Based on his extensive industry and management experience, his tenure with our company and familiarity with us and his deep understanding of restaurant operations, Mr. Johnson is well-qualified to lead us and to serve on our board.

George B. McGowan has served as our President since 2013. Mr. McGowan has 33 years of experience in the restaurant industry including more than 10 years with Brinker International. He served as Chief Operating Officer of Macaroni Grill from 2010 to 2013 and as President and Chief Executive Officer of Waterloo Restaurants from 2002 to 2010. Waterloo Restaurants filed for Chapter 11 bankruptcy protection in March 2012. With his prior experience, we believe Mr. McGowan brings a broad range of operational knowledge and perspective to the company. Mr. McGowan holds a B.S. in Hotel Restaurant Management from the University of North Texas and a Graduate Certificate in Finance from Southern Methodist University.

Anthony D. Laday has served as our Chief Financial Officer since April 2014. Prior to that, Mr. Laday served as Vice-President-Finance, Treasurer and Investor Relations of Brinker International from 2010 to 2013 where he previously was Senior Director-Financial Planning and Analysis from 2007 to 2010. Mr. Laday holds a B.A. in Business Administration and an M.B.A. from Southern Methodist University.

Selma Oliveira has served as our Chief Operating Officer since 2006. Prior to that, she held the positions of Director of Operations and General Manager for us. She previously worked for the Marriott Corporation from 1986 to 1998 holding a number of managerial positions. Mrs. Oliveira holds a degree in education from the Mackenzie Institute in São Paulo, Brazil.

Michael Prentiss has served as our Chief Accounting Officer since 2014. Prior to that Mr. Prentiss served as our Chief Financial Officer from August 2011 to April 2014 and our Controller from September 2007 to August 2011. Mr. Prentiss served as Assistant Controller of Landry’s Restaurants from September 2003 to September 2007. Mr. Prentiss holds a B.B.A. in Accounting from Sam Houston State University.

Albert G. McGrath has served as our General Counsel since October 2014. Prior to that, Mr. McGrath was a partner at Baker & McKenzie LLP, from April 2000. Mr. McGrath holds a B.A. from Texas A&M University and a J.D. from Southern Methodist University.

EXECUTIVE COMPENSATION

The following sets forth all compensation awarded to our Named Executive Officers (the “NEOs”) for 2015 and 2014.

Summary Compensation Table

The following table sets forth total compensation of our NEOs for the 2015 and 2014 fiscal years. The NEOs for the 2015 fiscal year are Lawrence J. Johnson, George B. McGowan and Selma Oliveira.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(1)	Non-equity Incentive Plan Compensation($)(2)	All Other Compensation ($)	Total ($)
Lawrence J. Johnson, Chief Executive Officer	2015	$738,485	—		—	—	$247,800	—	$986,285
	2014	$702,569	$301,800		—	—	—	—	$1,004,369
George B. McGowan, President(3)	2015	$396,845	—		—	—	$132,750	—	$529,595
Selma Oliveira, Chief Operating Officer	2015	$343,869	$150,000	(4)	—	—	$113,280	—	$607,149
	2014	$397,569	$310,960	(4)	—	—	—	—	$708,529

(1)	We did not grant stock awards or stock options to Mr. Johnson, Mr. McGowan or Ms. Oliveira in either 2015 or 2014.
(2)	Bonuses paid with respect to our 2015 fiscal year were generally calculated by reference to certain targets relating to EBITDA (60%), revenue (24%), operational excellence (10%) and employee retention (6%).
(3)	Mr. McGowan was not a NEO for our 2014 fiscal year.
(4)	Ms. Oliveira received a retention payment of $150,000 with respect to our 2014 and 2015 fiscal years.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information regarding outstanding equity awards of our NEOs as of January 3, 2016. The market value of the shares in the following table is the fair market value of such shares at January 3, 2016.

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)(2)	Market Value of Shares or Units of Stock that Have Not Vested ($)
Lawrence J. Johnson	7/20/2012	250,515	167,010	—	7.64	7/20/2022	—	—
	7/20/2012	72,556	48,373	—	15.27	7/20/2022	—	—
George B. McGowan	7/15/2013	75,358	113,037	—	8.06	7/15/2023	—	—
	7/15/2013	31,568	47,354	—	16.11	7/15/2023	—	—
Selma Oliveira	7/20/2012	113,037	75,358	—	7.64	7/20/2022	18,591	281,840
	7/20/2012	47,352	31,570	—	15.27	7/20/2022	—	—

(1)

The stock option grants under the 2012 Plan were typically granted to employees in two tranches, each tranche with separate exercise prices. The option grants vest and become exercisable upon both (i) the completion of a vesting period and (ii) the satisfaction of a Liquidity Event, as that term is defined in the stock option award agreement. Under the terms of the stock option award agreement, a Liquidity Event is defined as the earlier to occur of (i) a change in control transaction or (ii) an initial public offering. Upon the closing of the Company’s IPO, the Liquidity Event vesting condition was satisfied. Each stock option grant vests over five years in equal annual installments on the anniversary date of grant.
(2)	On July 20, 2012, Ms. Oliveira was granted 52,800 shares of restricted stock that vest over four years and three months and 13,416 shares of restricted stock that vest over five years and three months. For all grants made to Ms. Oliveira, the restricted shares vest in equal annual installments commencing on the 15-month anniversary of the date of grant, i.e., October 20, 2013.

Agreements with Named Executive Officers

Lawrence J. Johnson

On July 20, 2012, we entered into an Amended and Restated Employment Agreement with Lawrence J. Johnson, our Chief Executive Officer.

The initial term of Mr. Johnson’s employment agreement expired on December 31, 2015, but the agreement provides for automatic one-year renewals, unless either we or Mr. Johnson give notice of our or his intention not to extend at least 90 days prior to the expiration of any term. Mr. Johnson’s agreement was renewed until December 31, 2016. Under his employment agreement, Mr. Johnson receives a minimum annual base salary of $700,000. Mr. Johnson is also eligible to receive an annual performance bonus each year, if budget and performance goals established by our board of directors are met, and is entitled to participate in customary benefit plans.

If we terminate Mr. Johnson’s employment without cause, or if Mr. Johnson resigns for good reason, he will be entitled to the following: (i) payment of (x) accrued compensation and unpaid base salary through the date of such termination, (y) any amounts previously deferred by Mr. Johnson and (z) the payment or reimbursement for expenses incurred prior to the date of such termination; (ii) an amount equal to two times the sum of (x) base salary plus (y) all annual bonus and annual performance bonus paid or payable for the fiscal year immediately preceding the fiscal year in which such termination of employment occurs; and (iii) continued participation, at our expense, in our health and welfare programs for a period of two years after the date of termination. Any payments in accordance with (ii) above shall be paid in cash at the following times: 50% within 30 days following the termination date, 25% on the six-month anniversary of the termination date and the remaining 25% on the 12-month anniversary of the termination date.

For purposes of Mr. Johnson’s employment agreement with us, a termination for cause will be deemed to have occurred upon the happening of the following, subject to a cure right: (i) his misappropriation or theft of our or any of our subsidiary’s funds or property; (ii) his conviction or entering of a plea of nolo contendere of any fraud, misappropriation, embezzlement or similar act, felony or crime involving dishonesty or moral turpitude; (iii) his engagement in any conduct that is materially injurious to us; (iv) his material breach of his employment agreement or material failure to perform any of his duties owed to us; or (v) his commission of any act involving willful malfeasance or gross negligence or his failure to act involving material nonfeasance.

Under Mr. Johnson’s employment agreement with us, good reason means the following: (i) our assignment to Mr. Johnson of any duties that are materially inconsistent with his position, authority, duties or responsibilities or any actions by us that result in a material diminution in his position, authority, duties or responsibilities, subject to a 30-day remedial period; (ii) our material breach of Mr. Johnson’s employment agreement, which breach remains uncured for 10 days; (iii) any reduction of Mr. Johnson’s base salary or bonus amount, unless such reduction is applied to all of our executives, and our board of directors has determined in good faith that such reduction, not to exceed 20% in the aggregate, is necessary for us to comply with our financial obligations to third parties or to preserve our company as a going concern; (iv) our requiring Mr. Johnson (x) to be based at any office or location that is more than 50 miles from his initial location of employment in Dallas, Texas, unless the majority of our executive officers and directors are relocated to such location and Mr. Johnson receives relocation benefits pursuant to his employment agreement or (y) to be based at a location other than our principal executive offices; (v) any purported termination by us of Mr. Johnson’s employment other than as expressly permitted by his employment agreement; or (vi) our failure to require any of our successors to expressly assume and agree to perform our obligations under his employment agreement.

Under his employment agreement, Mr. Johnson is subject to restrictive covenants for two years after a termination of employment, for any reason, pursuant to which he cannot compete with us or solicit business or employees.

George B. McGowan

On July 15, 2013, we entered into an Employment Agreement with George B. McGowan, our President.

The initial term of Mr. McGowan’s employment agreement expired on December 31, 2015, but the agreement provides for automatic one-year renewals, unless either we or Mr. McGowan give notice of our or his intention not to extend at least 90 days prior to the expiration of any term. Mr. McGowan’s agreement was renewed until December 31, 2016. Under his employment agreement, Mr. McGowan receives a minimum annual base salary of $375,000. Mr. McGowan is also eligible to receive an annual performance bonus each year, if budget and performance goals established by our board of directors are met, and is entitled to participate in customary benefit plans.

If we terminate Mr. McGowan’s employment without cause, he will be entitled to the following: (i) payment of (x) accrued compensation and unpaid base salary through the date of such termination, (y) any amounts previously deferred by Mr. McGowan and (z) the payment or reimbursement for expenses incurred prior to the date of such termination; (ii) an amount equal to one times the sum of (x) base salary plus (y) all annual bonus and annual performance bonus paid or payable for the fiscal year immediately preceding the fiscal year in which such termination of employment occurs; and (iii) continued participation, at our expense, in our health and welfare programs for a period of six months after the date of termination. Any payments in accordance with (ii) above shall be paid in cash at the following times: 50% within 30 days following the termination date, 25% on the six-month anniversary of the termination date and the remaining 25% on the 12-month anniversary of the termination date.

For purposes of Mr. McGowan’s employment agreement with us, a termination for cause will be deemed to have occurred upon the happening of the following, subject to a cure right: (i) his misappropriation or theft of our or any of our subsidiary’s funds or property; (ii) his conviction or entering of a plea of nolo contendere of any fraud, misappropriation, embezzlement or similar act, felony or crime involving dishonesty or moral turpitude; (iii) his engagement in any conduct that is materially injurious to us; or (iv) his commission of any act involving willful malfeasance or gross negligence or his failure to act involving material nonfeasance.

Under his employment agreement, Mr. McGowan is subject to restrictive covenants for two years after a termination of employment, for any reason, pursuant to which he cannot compete with us or solicit business or employees.

Selma Oliveira

On July 11, 2014, we entered into an Employment Agreement with Selma Oliveira, our Chief Operating Officer.

The initial term of Ms. Oliveira’s employment agreement expired on December 31, 2015, but the agreement provides for automatic one-year renewals, unless either we or Ms. Oliveira give notice of our or her intention not to extend at least 90 days prior to the expiration of any term. Ms. Oliveira’s agreement was renewed until December 31, 2016. Under her employment agreement, Ms. Oliveira receives a minimum annual base salary of

$320,000. Ms. Oliveira is eligible to receive an annual performance bonus each year, if performance goals established by our board of directors are met, and is entitled to participate in customary benefit plans. Ms. Oliveira also received a retention payment of $150,000 for each of 2014 and 2015.

If we terminate Ms. Oliveira’s employment without cause, she will be entitled to the following: (i) payment of (x) accrued compensation and unpaid base salary through the date of such termination, (y) any amounts previously deferred by Ms. Oliveira and (z) the payment or reimbursement for expenses incurred prior to the date of such termination; (ii) an amount equal to one-third of the base salary and (iii) continued participation, at our expense, in our health and welfare programs for a period of two years after the date of termination.

Definition of cause under Ms. Oliveira’s employment agreement is the same as that in Mr. Johnson’s employment agreement.

Equity-Based Awards

We believe our ability to grant equity-based awards is a valuable and necessary compensation tool that aligns the long-term financial interests of the employees and directors with the financial interests of our stockholders. In addition, we believe that our ability to grant stock options and other equity-based awards helps us to attract, retain and motivate qualified employees, and encourages them to devote their best efforts to our business and financial success. The material terms of our equity incentive plans are described below.

2012 Omnibus Equity Incentive Plan

General

Our 2012 Omnibus Equity Incentive Plan (the “2012 Plan”) was adopted July 20, 2012 in connection with the Acquisition, described below in Certain Relationships and Related Party Transactions. The following is a summary of the material features of the 2012 Plan.

Awards

Awards granted under the 2012 Plan may consist of incentive stock options (“ISOs”), nonqualified stock options, stock appreciation rights (“SARs”), restricted stock and other share-based awards. Each award is subject to the terms and conditions set forth in the 2012 Plan and to those other terms and conditions specified by the board and memorialized in a written award agreement.

Shares Subject to the 2012 Plan

Subject to adjustment in certain circumstances as discussed below, the 2012 Plan authorizes up to 2,291,296 shares of our common stock for issuance pursuant to the terms of the 2012 Plan, excluding 640,263 shares of restricted stock that were issued in connection with the Acquisition. If and to the extent awards granted under the 2012 Plan, other than restricted stock issued in connection with the Acquisition, expire, are forfeited, are cancelled or are otherwise terminated without consideration, the shares subject to such awards will again be available for grant under the 2012 Plan. To the extent any shares subject to an award are tendered to or withheld by us as partial or full payment for the purchase price or to satisfy all or part of our tax withholding obligation with respect to an award, those shares will not be available for grant under the 2012 Plan.

In the event of any corporate event or transaction such as a merger, consolidation, reorganization, recapitalization, separation, stock dividend, stock split, reverse stock split, split-up, spin-off, combination of shares, exchange of shares, dividend in kind, extraordinary cash dividend, amalgamation, or other similar change in capital structure (other than normal cash dividends to our stockholders), or any similar corporate event or transaction, the board, to prevent dilution or enlargement of rights under the 2012 Plan, shall substitute or adjust, in its sole discretion, the number and kind of shares or other property that may be issued under the 2012 Plan or under particular forms of awards, the number and kind of shares or other property subject to outstanding awards, the option, grant or purchase price applicable to outstanding awards and/or other value determinations (including performance conditions) applicable to the 2012 Plan or outstanding awards.

Administration

The 2012 Plan is administered and interpreted by our board. Our board has full authority (i) to interpret and administer the 2012 Plan, (ii) to select the directors, employees and consultants to whom awards will be granted and (iii) to determine the type and amount of awards, as well as the terms and conditions of such awards, to be granted to each such director, employee or consultant. Our board also has full authority to specify the time(s) at which awards will be exercisable or settled. All actions taken and all interpretations and determinations made by the board will be final and binding on the participants of the 2012 Plan, us and all other interested individuals.

Eligibility

Employees, directors and consultants, as our board in its sole discretion determines and whom our board may designate from time to time to receive awards under the 2012 Plan, are eligible to participate in the 2012 Plan; provided that stock options and SARs may only be granted to those employees, directors and consultants with respect to whom we are an “eligible issuer” within the meaning of Section 409A of the Code.

Stock Options

Our board may grant stock options to purchase a stated number of shares at a price established by the board, subject to the terms and conditions described in the 2012 Plan and to such additional terms and conditions, as established by the board, in its sole discretion, that are consistent with the provisions of the 2012 Plan. Our board may grant nonqualified stock options and stock options qualifying as ISOs under Section 422 of the Code; provided that ISOs may only be granted to our employees.

The exercise price of any stock option granted under the 2012 Plan will be not less than the fair market value of our common stock, par value $0.01 per share, on the date the stock option is granted.

Our board may determine the term for each stock option; provided, however, that the term of any stock option may not exceed ten years from the date of grant. The vesting schedule for each stock option will be determined by our board and set forth in the applicable award agreement.

Generally, payment of the option exercise price must be made in full at the time of exercise and may be made using one of the following methods, at the election of the option holder: (a) in cash or its equivalent (e.g., by cashier’s check); (b) to the extent permitted by the board, in shares (whether or not previously owned) having a fair market value equal to the aggregate option exercise price for the shares being purchased and satisfying such other requirements as may be imposed by the board; (c) partly in cash and, to the extent permitted by the board, partly in such shares (as described in (b) above); (d) to the extent permitted by the board, by reducing the number of shares otherwise deliverable upon the exercise of the stock option by the number of shares having a fair market value equal to the option exercise price; or (e) if there is a public market for the shares at such time, subject to such requirements as may be imposed by the board, through the delivery of irrevocable instructions to a broker to sell shares obtained upon the exercise of the stock option and to deliver promptly to us an amount out of the proceeds of such sale equal to the aggregate option exercise price for the shares being purchased.

SARs

Our board is authorized to grant stock SARs, which provide the right to receive, upon exercise thereof, the excess of: (a) the fair market value of a specified number of shares on the date of exercise over (b) the grant price of the right as specified by the board on the date of the grant. Such payment may be in the form of cash, shares, other property or any combination thereof, as the board shall determine in its sole discretion. No SAR may have a term of more than ten years from the date of grant.

Restricted Stock

Our board is authorized to grant awards of restricted stock, which awards are subject to forfeiture upon the occurrence of specified events. Participants shall be awarded restricted stock in exchange for consideration not less than the minimum consideration required by applicable law. Prior to the end of the restricted period, shares received as restricted stock may not be sold or disposed of by participants, and may be forfeited in the event of a termination of employment in certain circumstances. The board will determine and set forth in an award agreement whether an award of restricted stock entitles the participant to all of the rights of a stockholder, including the right to vote and the right to receive any dividends thereon.

Other Share-Based Awards

Our board is authorized to grant other share-based awards, valued in whole or in part, by reference to, or otherwise based on, the fair market value of shares of our common stock, including restricted stock units (“RSUs”), dividend equivalent rights and other phantom awards, under the 2012 Plan. The board will determine the terms and conditions of such other share-based awards.

Effects of Termination of Service with Us

Unless otherwise provided in an award agreement, in the event (a) a participant’s service is terminated for cause, as defined in the 2012 Plan, (b) the participant’s service is terminated due to the participant’s resignation after an inquiry by the board as to the existence of cause has been initiated and the board determines that cause existed as of the date of such resignation, or (c) the board determines that a participant’s acts or omissions constitute cause, all outstanding awards held by the participant shall terminate and be forfeited without consideration, effective on the date the participant’s service is terminated for cause or the date the act or omission constituting cause is determined to have occurred, as applicable.

Unless otherwise provided in an award agreement, in the event a participant’s service is terminated due to death or disability (and cause does not exist as of such date): (a) all unvested awards held by the participant shall terminate and be forfeited without consideration, effective as of the date service is terminated and (b) all vested stock options and SARs shall terminate on the earlier of (i) one year following the termination of service and (ii) the expiration of the term of such stock options and SARs.

Unless otherwise provided in an award agreement, in the event a participant’s service is terminated for any reason other than cause, disability or death, (a) all unvested awards held by the participant shall terminate and be forfeited without consideration, effective as of the date the participant’s service is terminated and (b) all vested stock options and SARs shall terminate on the earlier of (i) 90 days following such termination of service and (ii) the expiration of the term of such stock options and SARs.

Amendment and Termination of the 2012 Plan

The 2012 Plan will terminate on the tenth anniversary of the effective date. Our board may amend, alter, suspend, discontinue or terminate the 2012 Plan, or any portion thereof, or any award (or award agreement) at any time, in its sole discretion; provided that no action taken by the board shall adversely affect the rights granted to any participant under any outstanding awards (other than pursuant to certain provisions of the 2012 Plan, or as the board deems necessary to comply with applicable law) without the participant’s written consent.

Change of Control

In the event of a change of control of us, our board is authorized (but not obligated) to make adjustments in the terms and conditions of outstanding awards, including (a) continuation or assumption of outstanding awards under the 2012 Plan by us (if we are the surviving company or corporation) or by the surviving company or corporation or its parent; (b) substitution by the surviving company or corporation or its parent of awards with substantially the same terms for outstanding awards (excluding the consideration payable upon settlement of the awards); (c) accelerated exercisability, vesting and/or lapse of restrictions under outstanding awards immediately prior to the occurrence of such event; (d) upon written notice, provide that any outstanding awards must be exercised, to the extent then exercisable, during a reasonable period of time immediately prior to the scheduled consummation of the event or such other period as determined by the board (contingent upon the consummation of the event); (e) cancellation of all or any portion of outstanding awards for fair value (in the form of cash, shares, other property or any combination thereof) as determined in the sole discretion of our board and which value may be zero and which will be equal to the applicable spread value, if any, in the case of options; and (f) cancellation of all or any portion of outstanding unvested and/or unexercisable awards for no consideration.

Unless otherwise specified in the award agreement, a change in control under the 2012 Plan means any transaction or a series of related transactions as a result of which any person or group of persons other than THL Funds (a) acquires (whether by purchase, exchange, tender offer, merger, consolidation, recapitalization, redemption, reorganization, issuance of capital stock or otherwise) directly or indirectly more than 50% of the voting power of us or more than 50% of common stock equivalents that were issued and outstanding immediately prior to such transaction or series of transactions, or (b) acquires assets constituting all or substantially all of our assets.

To the extent necessary to comply with Section 409A of the Code with respect to the payment of deferred compensation, a change of control under the 2012 Plan will be limited to a “change in control event” as defined in Treasury Regulations Section 1.409A-3(i)(5).

2015 Omnibus Incentive Plan

General

Our 2015 Omnibus Incentive Plan (the “2015 Plan”) was adopted in June 2015. The following is a summary of the material features of the 2015 Plan.

Awards

Awards granted under the 2015 Plan may consist of ISOs, nonqualified stock options, SARs, restricted stock, RSUs, other share-based awards and cash awards. Each award will be subject to the terms and conditions set forth in the 2015 Plan and to those other terms and conditions specified by the compensation committee and memorialized in a written agreement.

Shares Subject to the 2015 Plan

Subject to adjustment in certain circumstances as discussed below, the 2015 Plan authorizes up to 1,200,000 shares of our common stock for issuance. The maximum number of shares available for granting ISOs under the 2015 Plan is 1,000,000.

Shares of common stock subject to an award under the 2015 Plan that remain unissued upon the forfeiture, cancellation, termination or settlement in cash of the award will again become available for grant under the 2015 Plan.

Subject to adjustment in certain circumstances as discussed below, the maximum number of shares with respect to awards under the 2015 Plan that can be granted to any single individual during any plan year will be 210,000 for employees, non-employee directors and consultants. The maximum number of stock options that may be granted to any employee, non-employee director or consultant during any plan year will be 210,000, and the maximum number of SARs that may be granted to any employee, non-employee director or consultant under any equity plan in any plan year will be 210,000.

In the event of any corporate event or transaction involving us, a subsidiary and/or an affiliate (including, but not limited to, a change in our shares or our capitalization) such as a merger, consolidation, reorganization, recapitalization, separation, extraordinary stock dividend, stock split, reverse stock split, split up, spin-off, combination of shares, exchange of shares, dividend in kind, extraordinary cash dividend, amalgamation, or other similar change in capital structure (other than normal cash or stock dividends to our stockholders), or any similar corporate event or transaction, the compensation committee, to prevent dilution or enlargement of participants’ rights under the 2015 Plan, will, subject to compliance with Section 409A of the Code, substitute or adjust, in its sole discretion, the number and kind of shares or other property that may be issued under the 2015 Plan or under particular forms of awards, the number and kind of shares or other property subject to outstanding awards, the option exercise price, grant price or purchase price applicable to outstanding awards, the annual award limits and/or other value determinations applicable to the 2015 Plan or outstanding awards.

Administration

The 2015 Plan is administered by our compensation committee. The compensation committee will have full authority to: (i) interpret and administer the 2015 Plan, (ii) select the eligible individuals who will receive awards, (iii) determine the type and number of awards to be granted to each such individual and (iv) determine the terms and conditions of those awards.

Eligibility

Employees, non-employee directors and consultants, as the compensation committee in its sole discretion determines and whom our compensation committee may designate from time to time to receive awards under the 2015 Plan, will be eligible to participate in the 2015 Plan.

Stock Options

Our compensation committee may grant stock options to purchase a stated number of shares at a price established by the compensation committee, subject to the terms and conditions described in the 2015 Plan and to such additional terms and conditions, as established by the compensation committee, in its sole discretion, that are consistent with the provisions of the 2015 Plan. Our compensation committee may grant nonqualified stock options and stock options qualifying as ISOs under Section 422 of the Code; provided that ISOs may only be granted to our employees.

The exercise price of any stock option granted under our 2015 Plan will not be less than 100% of the fair market value of our common stock on the date of grant, or 110% of fair market value in the case of ISOs granted to 10% stockholders. The maximum term of a stock option granted under our 2015 Plan will be ten years, or five years in the case of ISOs granted to 10% stockholders. The vesting schedule and performance goals, if any, for each stock option will be determined by the compensation committee.

SARs

Our compensation committee may grant SARs under the 2015 Plan either alone or in addition to other awards granted under the 2015 Plan. The grant price of each SAR will be not less than 100% of the fair market value of the related shares of common stock on the date of grant. The maximum term of all SARs granted under the 2015 Plan will be determined by the compensation committee, but may not exceed ten years. Upon exercise, each SAR may be settled in shares of common stock, cash, other property or any combination thereof.

Restricted Stock and RSUs

Our compensation committee may grant restricted stock and RSUs under the 2015 Plan. The compensation committee will determine the vesting schedule and performance goals, if any, applicable to the grant of restricted stock and RSUs. If the restrictions, performance goals or other conditions determined by the compensation committee are not satisfied, the restricted stock and RSUs will be forfeited.

Unless the applicable award agreement provides otherwise, participants with grants of restricted stock and RSUs will generally have none of the rights of a stockholder during the restricted period; provided that the compensation committee will determine and set forth in the applicable award agreement whether or not a participant holding restricted stock under the 2015 Plan has the right to exercise voting rights with respect to such restricted stock during the restricted period. Participants will have no right to receive dividends, dividend equivalents or other distributions on a current basis with respect to restricted stock or RSUs during the restricted period.

Other Share-Based Awards

Our compensation committee will be authorized to issue other share-based awards, valued in whole or in part by reference to, or otherwise based on, the fair market value of shares of our common stock, including phantom awards, under the 2015 Plan. The compensation committee will determine the terms and conditions of such other share-based awards.

Cash Awards

Bonuses that are payable solely in cash may also be granted under the 2015 Plan, and may be granted contingent upon the achievement of performance goals. The maximum amount of cash awards that may be granted to any single individual during any plan year will be $1,000,000.

Performance Goals

The vesting of awards that are intended to qualify as “performance-based compensation” for purposes of Section 162(m) of the Code will be based upon a pre-established formula that includes one or more of the following criteria: (a) consolidated earnings before or after taxes (including EBITDA); (b) net income before or after taxes; (c) operating income; (d) earnings per share; (e) book value per share; (f) return on stockholders’ equity; (g) expense management; (h) return on investment; (i) improvements in capital structure; (j) profitability of an identifiable business unit or product; (k) maintenance or improvement of profit margins; (l) stock price; (m) market share; (n) revenue or sales; (o) costs; (p) cash flow (including, but not limited to, operating cash flow and free cash flow); (q) working capital; (r) return on assets; (s) attainment of objectives relating to store remodels or repair and maintenance; (t) staff training; (u) corporate social responsibility policy implementation; (v) economic value added; (w) debt reduction; (x) completion of acquisitions or divestitures; (y) operating efficiency; (z) sales per square foot; (aa) revenue mix; (bb) capital expenditures versus budgeted expenditures (total, exclusive of IT/Games, or maintenance only); (cc) operating income; (dd) income from franchise units; (ee) unit-level EBITDA less general and administrative expenses; (ff) manager’s operating contribution; (gg) regional operating contribution; (hh) profitability of various revenue streams; (ii) cash flow per share (before and after dividends or before and after debt payments); (jj) total stockholder return (relative to industry/peer group and/or absolute); (kk) lease executions; (ll) franchise unit growth; (mm) employee turnover/retention (for entire population or a subset of employee population); (nn) employee satisfaction; (oo) guest satisfaction (overall and/or specific metrics); (pp) guest traffic; (qq) guest loyalty (including but not limited to participation and satisfaction); (rr) attainment of strategic and operational initiatives; (ss) marketing/brand awareness scores; (tt) third-party operational/compliance audits; (uu) balanced scorecard; (vv) culinary product pipeline goals; (ww) guest experience; (xx) inventory turnover; (yy) brand positioning goals; (zz) comparable store sales (aaa) return on invested capital; (bbb) new store openings; (ccc) development pipeline goals; (ddd) attainment of objectives relating to acquisitions or divestitures; (eee) attainment of specified business expansion goals; and (fff) expansion of specified programs or initiatives.

Any performance measure may be (i) used to measure our performance, or that of any of our subsidiaries or affiliates, as a whole, any business unit thereof or any combination thereof against any goal including past performance or (ii) compared to the performance of a group of comparable companies, or a published or special index, in each case as the compensation committee, in its sole discretion, deems appropriate. To the extent permitted by Section 162(m) of the Code, the compensation committee may adjust the performance goals (including to prorate goals and payments for any partial year) in consideration of the following: (a) the effects of changes in accounting standards or principles and in tax rules or regulations; (b) extraordinary gains and losses; (c) any costs and/or expenses attributable to an acquisition, including those related to the negotiation, completion and/or integration of an acquisition, incurred during the plan year; (d) any costs related to the purchase accounting step up in the basis of tangible or intangible assets not classified as depreciation or amortization; (e) any costs and/or expenses associated with the sale or separation (or attempted sale or separation) of a business in the plan year; (f) the reported results of an acquisition completed in the plan year; (g) any costs and/or expenses attributable to a financing transaction; (h) any costs related to the opening and organizing of new restaurants; (i) any litigation or claim judgments or settlements; and (j) any significant or non-recurring items.

Amendment and Termination of the 2015 Plan

The 2015 Plan will terminate on the tenth anniversary of its effective date. The 2015 Plan will terminate sooner if, prior to the end of the ten-year term, the maximum number of shares available for issuance under the 2015 Plan has been issued.

The Compensation Committee may amend, alter, suspend, discontinue or terminate the 2015 Plan, but no such action may materially impair the rights of any participant with respect to outstanding awards without the participant’s consent. No amendment, alteration, suspension, discontinuance or termination of the 2015 Plan may be made without stockholder approval (i) if such approval is necessary to comply with any tax or regulatory requirement applicable to the 2015 Plan, (ii) if such action increases the number of shares available under the 2015 Plan unless otherwise permitted, (iii) if such action results in a material increase in benefits permitted under the 2015 Plan or (iv) for any action that results in a reduction of the option exercise price or grant price of any outstanding stock option or SAR or the cancellation of any outstanding stock option or SAR in exchange for cash.

Change of Control

In the event of a change of control of us, our compensation committee is authorized (but not obligated) to make adjustments in the terms and conditions of outstanding awards, including (i) continuation or assumption of outstanding awards under the 2015 Plan by us (if we are the surviving company or corporation) or by the surviving company or corporation or its parent; (ii) substitution by the surviving company or corporation or its parent of awards with substantially the same terms for outstanding awards (excluding the consideration payable upon settlement of the awards); (iii) accelerated exercisability, vesting and/or lapse of restrictions under outstanding awards immediately prior to the occurrence of such event; (iv) upon written notice, provide that any outstanding awards must be exercised, to the extent then exercisable, during a reasonable period of time immediately prior to the scheduled consummation of the event or such other period as determined by the compensation committee (contingent upon the consummation of the event); and (v) cancellation of all or any portion of outstanding awards for fair value as determined in the sole discretion of our compensation committee.

For purposes of the 2015 Plan, a “change of control” will mean the occurrence of one or more of the following: (i) a person or entity other than Thomas H. Lee Partners, L.P., Thomas H. Lee Equity Fund VI, L.P., Thomas H. Lee Parallel Fund VI, L.P., Thomas H. Lee Parallel (DT) Fund VI, L.P. or any affiliated fund becomes the beneficial owner of, or has acquired during the 12-month period ending on the date of the most recent acquisition by such person, 30% or more of our combined voting power; (ii) an unapproved change in the majority membership of our board during any period of 12 consecutive months; (iii) a reorganization, merger, consolidation or similar event to which we are a party or the consummation of a transaction (or series of transactions within a 12-month period) constituting a sale of all or substantially all of our assets other than (A) an event in which all or substantially all of the beneficial owners of our common stock immediately prior to such event are the beneficial owners, directly or indirectly of 50% or more of the combined voting power of the outstanding securities entitled to vote in the election of directors of any successor entity, (B) no person is the beneficial owner, directly or indirectly, of 30% or more of the combined voting securities entitled to vote in the election of directors of any successor entity, and (C) at least a majority of the members of the board of directors of any successor entity were members of the incumbent board; or (iv) stockholder approval of a complete liquidation or dissolution of us.

To the extent any award provides for accelerated vesting on a change of control of amounts that would constitute “deferred compensation” (as defined in Section 409A of the Code), if the event constituting a change of control does not also constitute a change in the ownership or effective control of us, or in the ownership of a substantial portion of our assets (in either case, as defined in Section 409A of the Code), such amount will not be distributed on the change of control but instead will vest as of the change of control and will be distributed on the scheduled distribution dates.

Compensation Recovery

If a participant receives compensation pursuant to an award based on financial statements that are subsequently required to be restated in a way that would decrease the value of such compensation, the participant will, upon the written request of the compensation committee and in the compensation committee’s sole discretion, forfeit and repay to us the difference between what the participant received and what the participant should have received based on the accounting restatement, in accordance with (a) our compensation recovery, “clawback” or similar policy, if any, as may be in effect from time to time and (b) any compensation recovery, “clawback” or similar policy made applicable by law.

Fogo de Chão, Inc. Management Incentive Plan

General

We have a Management Incentive Plan that is intended to enhance our ability to attract and retain highly qualified executives, to provide additional financial incentives to such executives and to promote our and our subsidiaries’ success through awards of incentive compensation that satisfy the requirements for performance-based compensation under Section 162(m) of the Code.

Administration

The Management Incentive Plan is administered by our Compensation Committee.

Eligible Employees

Not later than the 90th day of the start of the applicable performance period, our Compensation Committee will designate those of our executive officers who will be deemed our “covered employees,” as defined in Section 162(m) of the Code.

Performance Goals

The maximum amount of compensation payable to any such covered employee for the applicable performance period will be 6% of Adjusted EBITDA, which will be calculated as follows: (a) income from continuing operations; plus (b) income tax expense; plus (c) interest expense; minus (d) interest income; plus (e) depreciation expense; and plus (f) amortization expense. Adjusted EBITDA will be calculated without regard to: (i) the effects of changes in accounting standards or principles and in tax rules or regulations; (ii) any ongoing and/or one-time costs and/or expenses attributable to an acquisition, including those related to the negotiation, completion and/or integration of an acquisition, incurred during the applicable fiscal year; (iii) any costs related to the purchase accounting step up in the basis of tangible or intangible assets not classified as depreciation or amortization; (iv) any ongoing and/or one-time costs and/or expenses associated with the sale or separation (or attempted sale or separation) of a business in the applicable fiscal year; (v) the reported results of an acquisition completed in the applicable fiscal year; (vi) any ongoing and/or one-time costs and/or expenses attributable to a financing transaction; (vii) any pre-opening costs; (viii) any litigation or claim judgments or settlements; and (ix) any significant or non-recurring items which are disclosed in management’s discussion and analysis of financial condition and results of operations in our Annual Report on Form 10-K for such period. Notwithstanding the foregoing, in the event that a business is sold or separated from us during the applicable fiscal year, such business’ target and adjusted actual results will be eliminated from all calculations.

Negative Discretion

At any time before an incentive amount for a performance period is paid, our Compensation Committee may, in its sole discretion, determine to pay an amount that is less than the maximum payable amount, or to pay no amount. The amount by which a covered employee’s maximum payable amount is reduced cannot be paid to any other covered employee.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Termination of Advisory Services Agreement

Fogo de Chão, Inc. was incorporated under the name Brasa (Parent) Inc. on May 24, 2012 in connection with the acquisition (the “Acquisition”) on July 21, 2012 of Fogo de Chão Churrascaria (Holdings) LLC, a Delaware limited liability company, and its parent company, FC Holdings Inc., a Cayman Islands exempt company, by a collaborative group consisting of funds affiliated with Thomas H. Lee Partners, L.P. (“THL” and along with such funds and their affiliates, the “THL Funds”) and other minority investors. At the time of the Acquisition, Brasa (Parent) Inc., Brasa (Purchaser) Inc., Brasa (Holdings) Inc., Fogo de Chão (Holdings) Inc. and THL Managers VI, LLC, an affiliate of THL, entered into an Advisory Services Agreement, under which THL Managers VI, LLC provides advice to us on, among other things, financing, operations, acquisitions and dispositions. Under the agreement, THL Managers VI, LLC was paid, in aggregate, an annual fee in the amount of the greater of $750,000 or 1.5% of Consolidated EBITDA, as defined in our then existing credit facilities. THL Managers VI, LLC received fees in the amount of $0.8 million in each fiscal year of 2014 and 2013 and $0.3 million during the period from July 21, 2012 to December 30, 2012. Additionally, at the time of the Acquisition, we paid THL Managers VI, LLC a non-recurring $5.0 million fee for certain services that were performed in conjunction with the consummation of the Acquisition. Upon consummation of our IPO, the Advisory Services Agreement was terminated in accordance with its terms and we paid a termination fee of approximately $7,544,000 to THL Managers VI, LLC. Prior to termination of the agreement, we paid THL Managers VI, LLC $593,000 in fees during Fiscal 2015. Three members of our Board are affiliated with THL.

Amended and Restated Registration Rights Agreement

In connection with the consummation of our IPO and the termination of the Advisory Services Agreement, we entered into an amended and restated stockholders and registration rights agreement with the THL Funds and certain other current stockholders, including members of our management and Board of Directors, which provided, among other things and subject to certain exceptions and conditions, that we are required to register shares of common stock beneficially owned by the THL Funds and certain of our other stockholders under the Securities Act, and they will have the right to participate in future registrations of securities by us. Under this agreement, the THL Funds are able to require us to use our best efforts to file a registration statement under the Securities Act of 1933, as amended (“Demand Registration”), and we are required to notify holders of such registerable securities in the event of such request (a “Demand Registration Request”). The THL Funds can issue unlimited Demand Registration Requests. We have certain limited rights to delay or postpone such registration. Under this agreement, if at any time we propose or are required to register any of our equity securities under the Securities Act (other than a Demand Registration, a merger or acquisition or pursuant to an employee benefit or dividend reinvestment plan), we will be required to notify each eligible holder of its right to participate in such registration (a “Piggyback Registration”). We have the right to terminate or postpone any registration statement in which eligible holders have elected to exercise Piggyback Registration rights.

We are required to bear the registration expenses (other than underwriting discounts) incident to any registration in accordance with this agreement, including the reasonable fees of counsel selected by our board of directors and reasonably acceptable to the holders of the greatest number of registrable securities and the holder making the demand for registration. Under this agreement, we must, subject to certain limitation, indemnify each holder of our registerable securities and its officers, managers, managing members and directors, and each person controlling such holder against all losses, claims, actions, damages, liabilities and expenses in certain circumstances and to pay any expenses reasonably incurred in connection with investigating and defending such losses, claims, actions, damages, liabilities and expenses, except insofar as the same are caused by or contained in any information furnished in writing to us by such holder.

Sao Paulo Valet

Roma 5 Park Servicos de Estacionamento e Manobrista Ltda. (the “Valet Company”) provides valet services at four of our Sao Paulo locations pursuant to contracts for each location. We do not pay or receive any monies pursuant to the contracts. The Valet Company collects parking fees directly from parking patrons and assumes all liabilities with respect to the valet services. The spouse of our former President of Brazilian operations, Jandir Dalberto, owned 65% of the Valet Company and one of our former Brazilian employees owned 35% during Fiscal 2015. The Valet Company collected approximately US$388,637 (calculated at a foreign currency exchange rate of 3.3294 Brazilian reais to 1 US dollar) in revenue from parking patrons from its operations at the four Sao Paulo locations during Fiscal 2015.

Indemnification Agreements and Directors and Officers Liability Insurance

We have indemnification agreements with each of our directors and executive officers. Each indemnification agreement provides that, subject to limited exceptions, and among other things, we will indemnify the director or executive officer to the fullest extent permitted by law for claims arising in his or her capacity as our director or officer. We maintain directors’ and officers’ liability insurance to provide our directors and officers with insurance coverage for losses arising from claims based on breaches of duty, negligence, errors and other wrongful acts.

Approval of Related Party Transactions

Our Audit Committee is responsible for reviewing and approving related person transactions. The policy with respect to related person transactions will apply to transactions, arrangements and relationships (or any series of similar transactions, arrangements or relationships) that meet the following criteria:

•	the amount involved exceeds $120,000;

•	we or any of our subsidiaries is or will be a participant; and

•	our executive officers, directors, director nominees or 5% stockholders, or any immediate family member of any of our executive officers, directors, director nominees or 5% stockholders, have or will have a direct or indirect material interest in the transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness).

In the course of its review and approval of related person transactions, our Audit Committee will consider the relevant facts and circumstances to decide whether to approve such transactions. In particular, our policy with respect to related person transactions requires our Audit Committee to consider, among other factors it deems appropriate:

•	the benefits to us;

•	the impact on a director’s independence in the event the related person is a director, an immediate family member of a director or an entity in which a director has a position or relationship;

•	the actual or apparent conflict of interest of the related person and the materiality and character of the related person’s direct or indirect interest;

•	the availability and opportunity costs of other sources for comparable products or services;

•	the terms and commercial reasonableness of the transaction; and

•	the terms available to unrelated third parties or to employees generally.

The Audit Committee may only approve those transactions that are in, or are not inconsistent with, our best interests and those of our stockholders, as the Audit Committee determines in good faith.

REPORT OF THE AUDIT COMMITTEE

This report of the Audit Committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act of 1933 or the Securities Exchange Act of 1934.

The principal purpose of the Audit Committee is to assist our Board of Directors in its oversight of the integrity of our accounting and financial reporting processes and the audits of our financial statements. The Audit Committee’s function is more fully described in its charter.

Our management is responsible for the preparation, presentation and integrity of our financial statements for the appropriateness of the accounting principles and reporting policies that we use, and for establishing and maintaining adequate internal control over financial reporting. PricewaterhouseCoopers LLP , our independent registered public accounting firm for 2015, was responsible for performing an independent audit of our consolidated financial statements included in our Annual Report on Form 10-K for the year ended January 3, 2016 (the “Form 10-K”), and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles.

The Audit Committee has reviewed and discussed with management our audited financial statements included in the Form 10- K. In addition, the Audit Committee discussed with PricewaterhouseCoopers LLP those matters required to be discussed under applicable standards of the Public Company Accounting Oversight Board (the “PCAOB”). Additionally, PricewaterhouseCoopers LLP provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the PCAOB regarding PricewaterhouseCoopers LLP’s communications with the Audit Committee concerning independence. The Audit Committee also discussed with PricewaterhouseCoopers LLP its independence from the Company.

Based upon the review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Form 10-K for filing with the SEC.

THE AUDIT COMMITTEE

Neil Moses (Chairperson)

Gerald W. Deitchle

Douglas A. Haber

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 and SEC rules require our directors, executive officers and persons who own more than 10% of any class of our common stock to file reports of their ownership and changes in ownership of our common stock with the Securities and Exchange Commission. Based solely on our review of the reports filed with the SEC and written representations from such reporting persons, we determined that no director, executive officer or beneficial owner of more than10% of any class of our common stock filed any untimely Section 16 reports during 2015.

STOCKHOLDER PROPOSALS

Stockholder proposals for inclusion in the Company’s Proxy Statement and form of proxy relating to the Company’s annual meeting of stockholders to be held in 2017 must be received by the Company at the principal executive offices of the Company no later than the close of business on January 9, 2017. Stockholders wishing to make a director nomination or bring a proposal before the annual meeting to be held in 2017 (but not include it in the Company’s proxy materials) must provide written notice of such proposal to the Secretary of the Company at the principal executive offices of the Company not earlier than the close of business on January 9, 2017 and not later than the close of business on February 8, 2017, assuming the Company does not change the date of the 2017 annual meeting of stockholders by more than 30 days before or 60 days after the anniversary of the 2016 Annual Meeting. Any matter so submitted must comply with the other provisions of the Company’s bylaws and be submitted in writing to the Secretary of the Company at the Company’s principal executive offices.

DIRECTORS’ ATTENDANCE AT ANNUAL STOCKHOLDERS MEETINGS

The Company invites its Board members to attend its annual stockholders meetings and requires that they make every effort to attend these meetings absent an unavoidable and irreconcilable conflict.

STOCKHOLDER COMMUNICATIONS

Any security holder of the Company wishing to communicate with the Board may write to the Board at Fogo de Chão, Inc., c/o Secretary, Fogo de Chão, Inc., 14881 Quorum Drive, Suite 750, Plano, TX 75254, or by email at corporatesecretary@fogodechao.com. The Secretary will maintain a log of such communications and transmit as soon as practicable such communications to the identified director addressee, unless there are safety or security concerns that mitigate against further transmission of the communication, as determined by the Secretary. The Board or individual directors so addressed will be advised of any communication withheld for safety or security reasons as soon as practicable.

OTHER BUSINESS

The Board does not presently intend to bring any other business before the Annual Meeting, and, to the knowledge of the Board, no matters are to be brought before the Annual Meeting except as specified in the Notice of the Annual Meeting. As to any business that may properly come before the Annual Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

Whether or not you expect to attend the Annual Meeting, please complete, date, sign and promptly return the accompanying proxy in the enclosed postage paid envelope, or vote via the Internet or by telephone, so that your shares may be represented at the Annual Meeting.

WHERE YOU CAN FIND MORE INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. We make available free of charge on or through our Internet website, http://ir.fogodechao.com, our reports and other information filed with or furnished to the SEC and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The SEC’s Internet website, www.sec.gov, also contains reports, proxy statements and other information about issuers, like us, who file electronically with the SEC.

WE WILL PROVIDE, WITHOUT CHARGE, ON THE WRITTEN REQUEST OF ANY STOCKHOLDER, A COPY OF OUR 2015 ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND THE FINANCIAL STATEMENT SCHEDULES REQUIRED TO BE FILED WITH THE SEC. STOCKHOLDERS SHOULD DIRECT SUCH REQUESTS TO INVESTOR RELATIONS AT 14881 QUORUM DRIVE, SUITE 750 DALLAS, TX 75254, OR BY EMAIL AT INVESTORRELATIONS@FOGODECHAO.COM.

ANNUAL MEETING OF FOGO DE CHÃO, INC.

Date:	May 9, 2016
Time:	9:00 A.M. (Central Daylight Time)
Place:	Dallas/Addison Marriott Quorum by the Galleria
14901 Dallas Parkway, Dallas, Texas 75254

Please make your marks like this: ☒ Use dark black pencil or pen only
Board of Directors Recommends a Vote FOR each Director in proposal 1, and FOR proposal 2.

1:	Election of Class I Directors				Directors
		For		Withhold	Recommend ê
	01 Todd M. Abbrecht	☐		☐	For
	02 Lawrence J. Johnson	☐		☐	For
	03 Neil Moses	☐		☐	For

		For	Against	Abstain
2:	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending January 1, 2017.	☐	☐	☐	For

3:	To transact such other business as may properly come before the meeting or any adjournment or postponement hereof.

To attend the meeting and vote your shares in person, please mark this box	☐

Authorized Signatures - This section must be
completed for your Instructions to be executed.

Please Sign Here	Please Date Above

Please Sign Here	Please Date Above

Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

Annual Meeting of Fogo de Chão, Inc.

to be held on Monday, May 9, 2016

for Holders as of March 18, 2016

This proxy is being solicited on behalf of the Board of Directors

INTERNET	VOTE BY:	TELEPHONE

Go To www.proxypush.com/fogo • Cast your vote online. • View Meeting Documents.		866-240-4402
	OR	• Use any touch-tone telephone. • Have your Proxy Card/Voting Instruction Form ready. • Follow the simple recorded instructions.

MAIL

OR	• Mark, sign and date your Proxy Card/Voting Instruction Form.
• Detach your Proxy Card/Voting Instruction Form.
• Return your Proxy Card/Voting Instruction Form in the postage-paid envelope provided.

The undersigned hereby appoints Lawrence J. Johnson and Anthony Laday, and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of common stock of Fogo de Chão, Inc., which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS IN ITEM 1 AND FOR THE PROPOSAL IN ITEM 2.
All votes must be received by 5:00 P.M., Eastern Time, May 6, 2016.

PROXY TABULATOR FOR
FOGO DE CHÃO, INC.
P.O. BOX 8016
CARY, NC 27512-9903

EVENT #

CLIENT #

Proxy — Fogo de Chão, Inc.

Annual Meeting of Stockholders

May 9, 2016, 9:00 a.m. (Central Daylight Time)

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned appoints Lawrence J. Johnson and Anthony Laday (the “Named Proxies”) and each of them as proxies for the undersigned, with full power of substitution and revocation, to vote all the shares of common stock of Fogo de Chão, Inc., a Delaware corporation (the “Company”), the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company (the “Annual Meeting”) to be held at the Dallas/Addison Marriott Quorum by the Galleria, 14901 Dallas Parkway, Dallas, Texas 75254, on Monday, May 9, 2016 at 9:00 a.m. (CDT) and any adjournments or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted “FOR” all director nominees and “FOR” each other proposal. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the Annual Meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendations. The Named Proxies cannot vote your shares unless you sign and return this card.